Exhibit 99.1

Analyst Contact:	Greg Slome
Sparton Corporation
Email: gslome@sparton.com
Office: (847) 762-5812

Media Contact:	Mike Osborne
Sparton Corporation
Email: mosborne@sparton.com
Office: (847) 762-5814

Investor Contact:	John Nesbett/Jennifer Belodeau
Institutional Marketing Services
Email: jnesbett@institutionalms.com
Office: (203) 972-9200

FOR IMMEDIATE RELEASE

Sparton Corporation Reports $0.40 EPS for Fiscal 2011 First Quarter;

Recognizes $2.4 Million Gain on Acquisition

SCHAUMBURG, IL. — November 9, 2010 — Sparton Corporation (NYSE: SPA) today announced results for the first quarter of fiscal 2011 ended September 30, 2010. The Company reported first quarter net income of $4.1 million, or $0.40 per share, versus a net income of $1.4 million, or $0.14 per share, for the first quarter of fiscal 2010.

Consolidated results for the three months ended September 30, 2010 and 2009:

	Fiscal Year
($ in 000’s, except per share)	2011	2010
Net sales	$45,767	$48,104
Gross profit	7,026	7,372
Restructuring / impairment charges	77	876
Gain on acquisition	2,400	—
Operating income	4,104	1,609
Provision for (benefit from) income taxes	(14)	34
Net income	4,080	1,405
Income per share - basic and diluted	0.40	0.14

Highlights for the fiscal 2011 first quarter are summarized below:

•	Fiscal 2011 first quarter net income of $4.1 million, or $0.40 per share, Sparton’s fifth consecutive profitable quarter.

•	Defense and Security Systems business unit experienced a 32% increase in sales with a margin of 24%.

•	Completed acquisition of the contract manufacturing business of Delphi Medical Systems, LLC (“Delphi Medical”) located in Frederick, CO, resulting in a gain on acquisition of $2.4 million.

•

Reduced workforce within the newly acquired business by approximately 18% and initiated and completed the consolidation of the Colorado operations from two facilities to one, ahead of internal timeline. Incurred approximately $0.1 million in restructuring charges related to these actions.

Sparton President and CEO Cary Wood commented, “Overall sales and gross margins in the first quarter remained relatively consistent with our quarterly results in the second half of fiscal 2010. Our consolidated margin was favorably impacted during the quarter by continued strong margins from our DSS business unit and increased sales to the U.S. Navy. Softness in our Medical business unit continued in the first quarter reflecting ongoing overall industry softness, unfavorable product mix and certain Sparton customer specific issues. Cost structure reductions made in the prior quarter at our Ohio facility slightly offset the impact of this continued softness on our margins. Within our EMS segment, we saw improved performance as a result of our aggressive cost improvement program. Volume, combined with continued production efficiencies, will be the key to sustained profitability of our EMS business. While current manufacturing schedules for the second quarter reflect lesser demand from certain customers in this segment, we remain confident in our ability to recover this sales volume in future quarters based on overall segment backlog and recent new business development wins.”

Delphi Acquisition

Mr. Wood stated, “We are extremely pleased to have closed on the Delphi Medical Systems acquisition during the first quarter and to have completed our 100 day integration plan. We anticipate that this strategic addition to our Medical business will be accretive to earnings no later than the third quarter of fiscal 2011.”

On August 6, 2010, the Company completed the acquisition of certain assets related to the contract manufacturing business of Delphi Medical for a purchase price of $8.0 million, subject to certain adjustments based on the determination of the final inventory value. Cash consideration paid at the closing of approximately $7.8 million, including a $2.0 million escrowed holdback, was net of approximately $0.2 million for the assumption of retained employee accruals and was financed entirely through the use of Company cash. Sparton has determined that the fair value of the assets acquired and liabilities assumed related to this acquisition exceed the total purchase consideration and as a result the Company has recorded a gain on the acquisition of $2.4 million in the three months ended September 30, 2010.

The acquired business, which is reported in the Company’s Medical segment, is expected to add $32 million in projected annual revenue from a new and diversified customer base and provides Sparton with a geographic presence in the western United States. Delphi Medical primarily manufactures OEM medical devices including blood separation equipment, spinal surgery products and 3-D eye mapping devices. It also provides engineering and manufacturing support to a market-leading environmental sensor company whose markets include meteorology, weather critical operations and controlled environment applications.

The following table summarizes, on a pro forma basis, the quarterly results of operations of the acquired contract manufacturing business of Delphi Medical as though the acquisition had occurred as of July 1, 2009. The pro forma amounts presented are not necessarily indicative of either the actual consolidated results had the acquisition occurred as of July 1, 2009 or of future consolidated operating results (dollars in thousands):

	For the Three Months Ended September 30,
	2010			2009
	Pre Acquisition	Post Acquisition	Colorado Pro Forma	Colorado Pro Forma
Sales	$3,451	$5,940	$9,391	$9,558
Gross profit	$85	$557	$642	$99
Gain on acquisition	$—	$(2,400)	$(2,400)	$—
Operating income (loss)	$(85)	$2,381	$2,296	$(499)
Net income (loss)	$(77)	$2,419	$2,342	$(474)

Immediately following the acquisition, Sparton quickly initiated certain actions designed to reduce costs at the newly acquired business. The workforce at this location has been reduced by approximately 18% since acquisition. Additionally, the Company consolidated the Colorado operations from two facilities to one during the first quarter and has terminated the lease for the exited building as of November 1, 2010. Mr. Wood continued, “We are pleased at the speed by which we have been able to execute on our cost saving initiatives as part of our 100 day plan. Initial successes in the implementation of Lean Enterprise in Colorado are encouraging for enhancing the profitability of this business.”

Consolidated Results

Net sales for the three months ended September 30, 2010 were $45.8 million, a decrease of 5% from the prior year quarter, reflecting lower sales from our EMS segment due in part to the full disengagement from Honeywell during the first half of fiscal 2010 and reflecting continued softness in Medical sales at our Ohio facility. These developments were partially offset by additional sales in the current year quarter from the acquisition of Delphi Medical and higher sales from our DSS segment due to higher sonobuoy sales to the U.S. Navy.

Consolidated gross profit percentage for the three months ended September 30, 2010 remained consistent at 15% compared to the same period last year. The Company maintained quarter over quarter margin consistency largely due to the favorable impact of increased contribution of sonobuoy sales from the Company’s DSS segment, the impact of plant closure and consolidation within the EMS segment and the benefits of continuous cost improvement programs across the Company. Offsetting these positive trends was decreased capacity utilization, unfavorable product mix and customer pricing adjustments within the Medical segment.

Selling and administrative expenses for the three months ended September 30, 2010 increased approximately $0.4 million from the prior year quarter, reflecting additional expenses related to the Company’s Colorado facility, increased information technology expenses and increased expenses related to the Company’s long-term incentive plan, partially offset by reduced selling and administrative expenses due to the consolidation of EMS facilities during fiscal 2010.

Restructuring and impairment charges were $0.1 million and $0.9 million for the three months ended September 30, 2010 and 2009, respectively.

The fiscal 2011 gain on acquisition of $2.4 million relates to the recently completed acquisition of Delphi Medical.

Interest expense was $0.2 million for fiscal 2011 compared to $0.3 million for fiscal 2010. The decrease in interest expense primarily reflects the repayment of the Company’s outstanding bank debt in August 2009.

Net income of $4.1 million, or $0.40 per share, basic and diluted, was reported for the three months ended September 30, 2010, compared to net income of $1.4 million or $0.14 per share, basic and diluted, for the three months ended September 30, 2009.

Segment results for the three months ended September 30, 2010 and 2009:

Sales:

($ in 000’s)	Fiscal Year
SEGMENT	2011	2010	% Chg
Medical	$19,045	$19,556	(3)%
EMS	12,328	17,603	(30)%
DSS	17,597	13,345	32%
Eliminations	(3,203)	(2,400)	33%

Totals	$45,767	$48,104	(5)%

Gross profit:

($ in 000’s)	Fiscal Year
SEGMENT	2011	GP %	2010	GP %
Medical	$1,867	10%	$2,934	15%
EMS	907	7%	1,018	6%
DSS	4,252	24%	3,420	26%

Totals	$7,026	15%	$7,372	15%

Operating income (loss):

($ in 000’s)	Fiscal Year
SEGMENT	2011	% of Sales	2010	% of Sales
Medical	$2,797	15%	$1,864	10%
EMS	97	1%	(293)	(2)%
DSS	3,322	19%	2,927	22%
Other Unallocated	(2,112)	—	(2,889)	—

Totals	$4,104	9%	$1,609	3%

Segment Results

Medical Device (“Medical”)

Medical sales in the three months ended September 30, 2010 included $5.9 million of additional sales from the acquisition of Delphi Medical. Excluding these fiscal year 2011 incremental sales, Medical sales decreased approximately $6.4 million in the three months ended September 30, 2010 as compared with the same quarter last year. This decrease in comparable sales was primarily due to decreased sales to three customers. One customer has suspended production to make product enhancement modifications. Another customer decreased orders in the current year quarter as it reduced inventory levels. The third customer’s sales decrease reflects elevated sales in the prior fiscal year quarter relating to a new product introduction.

The gross profit percentage on Medical sales decreased to 10% from 15% for the three months ended September 30, 2010 and 2009, respectively. This decline in margin on Medical sales reflects decreased capacity utilization at the Company’s Strongsville, Ohio facility. Additionally contributing to the decrease in margin was unfavorable product mix as well as certain unfavorable pricing adjustments provided to customers in the first quarter of fiscal 2011. These downward pressures on gross margin were partially offset by greater operating efficiencies from the consolidation of manufacturing operations in fiscal 2010 and the Company’s continued efforts to align its cost structure with the decline in revenue. Gross profit percentage on sales from the acquired Delphi Medical business was 9%.

Selling and administrative expenses relating to the Medical segment were $1.3 million and $1.0 million for the three months ended September 30, 2010 and 2009, respectively, as increased direct and allocated expenses related to the recent acquisition of $0.4 million were partially offset by decreased direct selling and administrative expenses from the Ohio facility.

Restructuring/impairment charges relating to the Medical segment were $0.1 million for the three months ended September 30, 2010 and related to the workforce reduction and facility consolidation at the Company’s Colorado facility. No restructuring/impairment charges relating to the Medical segment were recognized in the prior year quarter.

Operating income for the Medical business for the three months ended September 30, 2010 includes a $2.4 million gain resulting from the acquisition of Delphi Medical.

Electronic Manufacturing Services (“EMS”)

EMS sales for the three months ended September 30, 2010 decreased approximately $5.3 million as compared with the same quarter last year. This decrease primarily reflects decreased sales to two customers. Sparton disengaged with one of these customers, Honeywell, during the three months ended December 31, 2009. The decrease in sales to the second customer reflects the quarter over quarter loss of certain programs with this customer. Partially offsetting these decreases were sales to another customer that increased by approximately $0.6 million. EMS sales include intercompany sales resulting primarily from the production of circuit boards that are then utilized in DSS product sales. Intercompany sales increased approximately $0.8 million in the comparable three month period. These intercompany sales are eliminated in consolidation. Several other customers in the aggregate accounted for the remaining sales variance.

The gross profit percentage on EMS sales increased to 7% for the three months ended September 30, 2010 compared to 6% for the three months ended September 30, 2009. The quarter over quarter comparison reflects improved performance and the reduced overhead costs associated with plant closures, consolidation of EMS operations and an aggressive continuous cost improvement program, partially offset by the overall decrease in sales volume and favorable pricing on Honeywell sales during its disengagement in the prior year.

Selling and administrative expenses relating to the EMS segment were $0.8 million for the three months ended September 30, 2010 compared to $0.9 million for the three months ended September 30, 2009, as decreased expenses related to the consolidation of EMS facilities during fiscal 2010 were partially offset by an increase in allocated corporate selling and administrative expenses.

Restructuring/impairment charges relating to the EMS segment were $0.5 million for the three months ended September 30, 2009. No restructuring/impairment charges relating to the EMS segment were recognized in the current year quarter.

Defense & Security Systems (“DSS”)

DSS sales for the three months ended September 30, 2010 were significantly above the first quarter of last fiscal year, showing an increase of $4.3 million, related to higher U.S. Navy sonobuoy production in the current year quarter. Partially offsetting this increase in sonobuoy sales to the U.S. Navy was a decrease in sonobuoy sales to foreign governments and a slight decrease in engineering sales revenue.

The gross profit percentage on DSS sales for the three months ended September 30, 2010 was 24% compared to 26% for the three months ended September 30, 2009. The Company continues to realize higher margins on the production of U.S. Navy sonobuoys reflecting success in sustaining previous improvements in production efficiency through the continued implementation of Lean Enterprise.

Selling and administrative expenses relating to the DSS segment were $0.9 million and $0.5 million for the three months ended September 30, 2010 and 2009, respectively, reflecting increased direct selling and administrative expenses primarily due to approximately $0.2 million of Company funded research and development expenses incurred in the current fiscal quarter and an increase in allocated corporate selling and administrative expenses.

Liquidity and Capital Resources

During the first quarter of fiscal year 2011, the Company funded $7.8 million for the acquisition of certain assets of Delphi Medical’s contract manufacturing business, funded $0.9 million for the related working capital of this acquired business and funded a $0.8 million contribution to the Company’s pension plan. Despite these significant cash outlays, the Company ended the quarter with $27.3 million in cash. Mr. Wood commented, “Our positive cash flow from operations and strong balance sheet place us in an excellent position to execute on current and future growth initiatives.” As of September 30, 2010, the Company had no outstanding borrowings against available funds on its $20 million revolving credit facility provided in August 2009 by PNC Bank, National Association. The credit facility is subject to certain customary covenants which were met at September 30, 2010.

Outlook

Mr. Wood further commented, “With the operational phase of the Company’s turnaround and the associated costs substantially complete, we have shifted to the next phase which focuses on the successful implementation of our strategic growth plan. During the quarter, we have made progress on a number of growth initiatives, such as significantly increasing our business development resources, including the additional selling bandwidth that came with the Delphi Medical acquisition. With these initiatives in motion, we believe that we are positioning the Company for an eventual completion of its turnaround and for continued growth well into the future. Our growth plan includes the pursuit of acquisition targets that complement Sparton’s strategic direction, such as the just completed Delphi Medical acquisition. We are excited about the Company’s recent accomplishments and look forward to reporting on future successes.”

Conference Call

Sparton will host a conference call with investors and analysts on November 17, 2010 at 11:00 a.m. EST to discuss its fiscal year 2011 first quarter financial results, provide a general business update, and respond to investor questions. To participate, callers should dial (800) 745-8951. Participants should dial in at least 15 minutes prior to the start of the call. A Web presentation link is also available for the conference call: https://www.livemeeting.com/cc/gc_min_pro_usa/join?id=Z3M3WC&role=attend. Investors and financial analysts are invited to ask questions after the presentation is made. The presentation and a replay of the call will be available on Sparton’s Web site: http://www.sparton.com in the “Investor Relations” section for up to two years after the conference call.

About Sparton Corporation

Sparton Corporation (NYSE:SPA), now in its 111th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, and field service. The primary markets served are in the Medical Device, Electronic Manufacturing Services, and Defense & Security Systems industries. Headquartered in Schaumburg, IL, Sparton currently has five manufacturing locations worldwide. The Company’s Web site may be accessed at http://www.sparton.com.

Safe Harbor and Fair Disclosure Statement

Certain statements described in this press release are forward-looking statements within the scope of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions. These forward-looking statements reflect Sparton’s current views with respect to future events and are based on currently available financial, economic and competitive data and its current business plans. Actual results could vary materially depending on risks and uncertainties that may affect Sparton’s operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, Sparton’s financial performance and the implementations and results of its ongoing strategic initiatives. For a more detailed discussion of these and other risk factors, see Part I, Item 1A, Risk Factors and Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, in Sparton’s Form 10-K for the year ended June 30, 2010, and its other filings with the Securities and Exchange Commission. Sparton undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SPARTON CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Dollars in thousands, except share data)

	September 30, 2010	June 30, 2010
Assets
Current Assets:
Cash and cash equivalents	$27,281	$30,589
Restricted cash	3,174	3,162
Accounts receivable, net of allowance for doubtful accounts of $532 and $532, respectively	20,906	17,967
Inventories and costs of contracts in progress, net	36,629	26,514
Income taxes receivable	304	296
Deferred income taxes	57	57
Property held for sale	3,900	3,900
Prepaid expenses and other current assets	1,499	1,449

Total current assets	93,750	83,934
Property, plant and equipment, net	9,547	8,924
Goodwill	19,141	19,141
Other intangible assets, net	4,693	4,803
Other non-current assets	3,028	3,059

Total assets	$130,159	$119,861

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long-term debt	$121	$121
Accounts payable	16,595	13,045
Accrued salaries and wages	4,255	5,737
Accrued health benefits	1,026	989
Current portion of pension liability	238	1,139
Restructuring accrual	260	233
Advance billings on customer contracts	24,240	21,595
Other accrued expenses	5,268	3,345

Total current liabilities	52,003	46,204
Deferred income taxes — non-current	1,693	1,579
Pension liability — non-current portion	2,122	1,980
Long-term debt — non-current portion	1,766	1,796
Environmental remediation — non-current portion	3,959	4,033

Total liabilities	61,543	55,592

Commitments and contingencies

Shareholders’ Equity:
Preferred stock, no par value; 200,000 shares authorized, none outstanding	—	—
Common stock, $1.25 par value; 15,000,000 shares authorized, 10,200,534 and 10,200,534 shares outstanding, respectively	12,751	12,751
Capital in excess of par value	19,987	19,864
Retained earnings	39,106	35,026
Accumulated other comprehensive loss	(3,228)	(3,372)

Total shareholders’ equity	68,616	64,269

Total liabilities and shareholders’ equity	$130,159	$119,861

SPARTON CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(Dollars in thousands, except share data)

	For the Three Months Ended September 30,
	2010	2009
Net sales	$45,767	$48,104
Cost of goods sold	38,741	40,732

Gross profit	7,026	7,372

Operating Expense:
Selling and administrative expenses	4,961	4,580
Amortization of intangibles	110	117
Restructuring/impairment charges	77	876
Gain on acquisition	(2,400)	—
Gain on sale of property, plant and equipment	(18)	—
Other operating expenses	192	190

Total operating expense	2,922	5,763

Operating income	4,104	1,609

Other income (expense):
Interest expense	(170)	(259)
Interest income	58	8
Other, net	74	81

Total other expense, net	(38)	(170)

Income before provision for (benefit from) income taxes	4,066	1,439
Provision for (benefit from) income taxes	(14)	34

Net income	$4,080	$1,405

Income per share of common stock:
Basic	$0.40	$0.14

Diluted	$0.40	$0.14

Weighted average shares of common stock outstanding:
Basic	10,200,534	9,951,507

Diluted	10,207,617	9,951,507

SPARTON CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(Dollars in thousands)

	For the Three Months Ended September 30,
	2010	2009
Cash Flows from Operating Activities:
Net income	$4,080	$1,405
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	323	428
Deferred income tax expense	114	34
Pension expense	190	497
Stock-based compensation expense	123	—
Non-cash restructuring/impairment charges	—	150
Gain on acquisition	(2,400)	—
Gain on sale of property, plant and equipment	(18)	—
Other	87	60
Changes in operating assets and liabilities:
Accounts receivable	(2,939)	13,503
Income taxes receivable	(8)	—
Inventories and cost of contracts in progress	541	2,981
Prepaid expenses and other assets	(104)	145
Advance billings on customer contracts	2,645	(2,107)
Accounts payable and accrued expenses	2,363	(11,959)

Net cash provided by operating activities	4,997	5,137
Cash Flows from Investing Activities:
Purchase of certain contract manufacturing assets of Delphi Medical	(7,803)	—
Additional goodwill from SMS acquisition	—	(977)
Change in restricted cash	(12)	—
Purchases of property, plant and equipment	(476)	(32)
Proceeds from sale of property, plant and equipment	18	—

Net cash used in investing activities	(8,273)	(1,009)
Cash Flows from Financing Activities:
Net short-term bank borrowings (repayments)	—	(15,500)
Repayment of long-term debt	(32)	(3,427)
Payment of debt financing costs	—	(744)

Net cash used in financing activities	(32)	(19,671)

Net decrease in cash and cash equivalents	(3,308)	(15,543)
Cash and cash equivalents at beginning of period	30,589	36,261

Cash and cash equivalents at end of period	$27,281	$20,718

Supplemental disclosure of cash flow information:
Cash paid for interest	$77	$202
Cash paid (received) for income taxes	$(119)	$—

SPARTON CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(UNAUDITED)

(Dollars in thousands, except share data)

	Three Months Ended September 30, 2010
	Common Stock		Capital In Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount
Balance at June 30, 2010	10,200,534	$12,751	$19,864	$35,026	$(3,372)	$64,269
Stock-based compensation	—	—	123	—	—	123
Comprehensive income, net of tax:
Net income	—	—	—	4,080	—	4,080
Change in unrecognized pension costs	—	—	—	—	144	144

Comprehensive income						4,224

Balance at September 30, 2010	10,200,534	$12,751	$19,987	$39,106	$(3,228)	$68,616

	Three Months Ended September 30, 2009
	Common Stock		Capital In Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount
Balance at June 30, 2009	9,951,507	$12,439	$19,671	$27,586	$(4,801)	$54,895
Net and comprehensive income	—	—	—	1,405	—	1,405

Balance at September 30, 2009	9,951,507	$12,439	$19,671	$28,991	$(4,801)	$56,300